UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant   ☒

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☒           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

ENPRO INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
JOHN J. QUICKE
KEVIN C. KING
DON DEFOSSET
DELYLE BLOOMQUIST

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED MARCH 4, 2008

STEEL PARTNERS II, L.P.

_____, 2008

Dear Fellow Stockholder:

Steel Partners II, L.P. (“Steel Partners” or “we”) is the beneficial owner of an aggregate of 2,433,838 shares of Common Stock of EnPro Industries, Inc. (“EnPro” or the “Company”), representing approximately 11.3% of the outstanding Common Stock of the Company.  For the reasons set forth in the attached Proxy Statement, we do not believe the Board of Directors of the Company is acting in the best interests of its stockholders.  We are therefore seeking your support at the annual meeting of stockholders (the “Annual Meeting”) scheduled to be held at ______________ located at ___ ________, ________, _________ _______ on _______, ________ __, 2008 at __:__ _.m., local time, for the following:

1.	To elect Steel Partners’ slate of five director nominees to EnPro’s Board of Directors in opposition to the Company’s incumbent directors.

2.	To ratify the selection of PricewaterhouseCoopers LLP as EnPro’s external auditors for 2008.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to the stockholders on or about _____, 2008.

If you have already voted a proxy card furnished by the Company’s management, you have every right to change your votes by signing, dating and returning a later dated proxy.

If you have any questions or require any assistance with your vote, please contact Innisfree M&A Incorporated, which is assisting us, at their address and toll-free numbers listed on the following page.

Thank you for your support,

Warren G. Lichtenstein
Steel Partners II, L.P.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Steel Partners’ Proxy Statement, please call
Innisfree M&A Incorporated at the phone numbers listed below.

501 Madison Avenue, 20th Floor
New York, New York 10022

CALL TOLL FREE: (888) 750-5834
BANKS AND BROKERS CALL COLLECT: (212) 750-5833

ANNUAL MEETING OF STOCKHOLDERS
OF
ENPRO INDUSTRIES, INC.

_________________________

PROXY STATEMENT
OF
STEEL PARTNERS II, L.P.

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Steel Partners II, L.P., a Delaware limited partnership (“Steel Partners” or “we”), is the largest stockholder of EnPro Industries, Inc., a North Carolina corporation (“EnPro” or the “Company”).  We are writing to you in connection with the election of five director nominees to the board of directors of EnPro (the “Board”) at the annual meeting of stockholders scheduled to be held at ______________ located at ___ ________, ________, _________ _______ on _______, ________ __, 2008 at __:__ _.m., local time, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”).  This proxy statement (the “Proxy Statement”) and the enclosed GOLD proxy card are first being furnished to stockholders on or about _________ __, 2008.

This Proxy Statement and the enclosed GOLD proxy card are being furnished to stockholders of EnPro by Steel Partners in connection with the solicitation of proxies from EnPro’s stockholders for the following:

1.
To elect Steel Partners’ director nominees, James R. Henderson, John J. Quicke, Don DeFosset, Kevin C. King and Delyle Bloomquist (the “Nominees”) to serve as directors of EnPro, in opposition to the Company’s incumbent directors whose terms expire at the Annual Meeting.

2.	To ratify the selection of PricewaterhouseCoopers LLP as EnPro’s external auditors for 2008.

This Proxy Statement is soliciting proxies to elect only our Nominees.  Accordingly, the enclosed GOLD proxy card may only be voted for our Nominees and does not confer voting power with respect to any of the Company’s director nominees.  Stockholders who return the GOLD proxy card will only be able to vote for Steel Partners’ five Nominees and will not have the opportunity to vote for the three other seats up for election at the Annual Meeting.  See “Voting and Proxy Procedures” for additional information.  You can only vote for the Company’s director nominees by signing and returning a proxy card provided by the Company.  Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees.  The participants in this solicitation intend to vote all of their shares of Common Stock in favor of the Nominees and will not vote their shares in favor of any of the Company’s nominees.

Steel Partners, Steel Partners II GP LLC (“Steel GP LLC”), Steel Partners II Master Fund L.P. (“Steel Master”), Steel Partners LLC (“Partners LLC”), Warren G. Lichtenstein and the Nominees are members of a group formed in connection with this proxy solicitation and are deemed participants in this proxy solicitation.

EnPro has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as [________], 2008 (the “Record Date”).  The mailing address of the principal executive offices of EnPro is 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209.  Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to EnPro, as of the Record Date, there were _______ shares of common stock, $0.01 par value per share (the “Shares”) outstanding and entitled to vote at the Annual Meeting.  As of the Record Date, Steel Partners, along with all of the participants in this solicitation, were the beneficial owners of an aggregate of 2,433,838  Shares, which represents approximately 11.3% of the voting securities outstanding (based on the Company’s proxy statement).  The participants in this solicitation intend to vote such Shares (i) for the election of the Nominees and (ii) for the ratification of the selection of PricewaterhouseCoopers LLP as EnPro’s external auditors for 2008 as described herein.

THIS SOLICITATION IS BEING MADE BY STEEL PARTNERS AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF ENPRO.  STEEL PARTNERS IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING.  SHOULD OTHER MATTERS, WHICH STEEL PARTNERS IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

STEEL PARTNERS URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF ITS NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY ENPRO’S MANAGEMENT TO THE COMPANY, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF STEEL PARTNERS’ NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO STEEL PARTNERS, C/O INNISFREE M&A INCORPORATED WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF ENPRO, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

IMPORTANT

Your vote is important, no matter how many or how few Shares you own.  We urge you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of our Nominees.

•	If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to Steel Partners, c/o Innisfree M&A Incorporated, in the enclosed envelope today.

•
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your Shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to Steel Partners.  Remember, you can vote for our five independent nominees only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Steel Partners’ Proxy Statement, please call
Innisfree M&A Incorporated at the phone numbers listed below.

501 Madison Avenue, 20th Floor
New York, New York 10022

CALL TOLL FREE: (888) 750-5834
BANKS AND BROKERS CALL COLLECT: (212) 750-5833

BACKGROUND TO SOLICITATION

•	We made our first investment in Shares of EnPro in October 2003.

•	By September 2005, we had acquired just under 15% of the outstanding Shares, making us the largest stockholder of Enpro.

•
On October 20, 2005, we sent a letter to EnPro expressing our disappointment with the Company’s announcement of its proposed $150 million Convertible Debt offering to institutional investors.  In the letter, we expressed our belief that the Board was making a tremendous mistake by effectively selling stock at a level below the Company’s intrinsic value.  We suggested that if EnPro needed capital it should have explored a rights offering to existing stockholders or bank financing.

•
On December 8, 2005, we sent a letter to EnPro recommending that the Company implement an aggressive share repurchase program.  In the letter, we stated that a share repurchase program was a superior alternative to EnPro’s stated strategy of strengthening the mix of its business by strategic acquisitions and that the probability of acquiring a business with attractive margins at a reasonable price was very low in the then current market.  We warned EnPro of the substantial financial risks associated with strategic acquisitions and expressed our view that the least risky and highest potential return would be a major share buyback which would be immediately accretive.

•	In June 2007, we privately expressed to EnPro our willingness to enter into negotiations to acquire the Company for $47 per Share. EnPro declined our offer.

•
On January 30, 2008, we sent a letter to EnPro expressing our disappointment with the precipitous decline in the value of the Shares.  We recommended that EnPro capitalize on its operating momentum and utilize the strength of its balance sheet and substantial excess liquidity to pursue a public recapitalization at $30 per Share for at least $150 million of common stock, or approximately 23% of the outstanding Shares.  We stated that if EnPro is unwilling to pursue a recapitalization, it should hire a nationally recognized investment banking firm to explore all strategic alternatives to maximize stockholder value, including a sale of the Company.  We also stated that we remain interested in purchasing EnPro and would expect to participate in any sales process commenced by the Company.  We simultaneously submitted a notification to EnPro nominating the Nominees for election at the Annual Meeting.

•
On February 19, 2008, we sent a letter to EnPro expressing our disappointment that the Company had not responded to our proposals set forth in our January 30, 2008 letter other than to publicly state that the Company is evaluating our recommended strategic alternatives and will update the market at the appropriate time.  We emphasized our belief that an election contest should be a last resort and hope that the Company would agree to appoint our Nominees to the Board on a voluntary basis.

•
On February 28, 2008, Warren G. Lichtenstein, the managing member of Steel GP LLC and the manager of Partners LLC, met with representatives of EnPro to discuss our concerns regarding the Company, which are set forth in detail below.  We sought, among other things, to obtain representation on the Board in an effort to avoid a proxy contest.  However, the parties were unable to reach a resolution regarding these concerns during this meeting.

REASONS FOR OUR SOLICITATION

We believe that the value of EnPro has not been maximized by the Board and that the election of the Nominees represents the best means for stockholders to have the ability to maximize the present value of their Shares.  If elected, the Nominees will, subject to their fiduciary duties, concomitantly explore all available alternatives to maximize stockholder value including, but not limited to:

•	A detailed review of capital allocation practices and an immediate recapitalization of EnPro;

•	A divestiture of non-core assets of EnPro on a tax efficient basis;

•	A more diligent management of EnPro’s asbestos liabilities with the objective of minimizing cash outflow, irrespective of the amount of remaining insurance receivables; and / or

•	A sale of the entire Company by means of a merger, tender offer or otherwise.

If elected, the Nominees will retain a nationally recognized investment banking firm as well as other relevant consulting firms to assist in the review and implementation of the alternatives that the Nominees believe will maximize stockholder value for all of the Company’s stockholders.

Review of Capital Allocation and Recapitalization

We believe that one of the main responsibilities of a board of directors of any public company is to properly allocate capital.  We believe that EnPro’s historical capital allocation strategy and balance sheet management have been inadequate.  The maintenance of large cash balances, particularly given EnPro’s undrawn credit facility and access to liquidity, is in our view an example of poor capital allocation.  Furthermore, we believe EnPro’s decision to issue the 3.9375% Convertible Senior Debentures due 2015 (the “Debentures”) in 2005 was shortsighted.  While the Debentures offer a low fixed interest rate, we believe that the actual cost of capital is considerably higher when taking into account (i) the cost of the associated hedging transactions into which the Company entered to increase the effective conversion price, (ii) the additional cost of the Debentures’ equity component and (iii) the additional shares that would need to be issued upon certain change of control transactions.  As such, we believe that not only is the cost of capital significantly higher than an otherwise unlevered company would merit, but also that the Debentures in certain ways also serve as an anti-takeover measure by increasing the purchase price a potential buyer would have to pay.  Unfortunately, both are at the expense of EnPro’s stockholders.  We also believe that the Company’s recently announced share repurchase, through an agreement with Credit Suisse International (“CSI”), is too little, does not adequately address the need to restructure the Company’s balance sheet and subjects the Company to unnecessary risk in the form of a purchase price adjustment that the Company may be required to remit to CSI.

If elected, the Nominees would immediately pursue a recapitalization to address EnPro’s inefficient balance sheet.  As noted in our letter to the Board dated January 30, 2008, we believe a modest recapitalization utilizing cash on the Company’s balance sheet and a portion of its existing debt facilities is highly achievable and offers several benefits to EnPro and its stockholders.  First, given EnPro’s current market valuation and considering its favorable prospects, we believe it is unlikely that the Company will find any alternatives offering higher returns on investment on an absolute and relative basis.  Second, the recapitalization would provide immediate liquidity at a premium to the current Share price for those stockholders who elect to tender.  Third, a more efficient balance sheet will lower EnPro’s cost of capital and enhance the growth of EnPro’s levered free cash and therefore increase the upside to those stockholders who opt not to tender their Shares.  After this recapitalization, EnPro will still enjoy a strong and flexible balance sheet that would support the Company’s long term strategic vision.

Divestiture of Non-Core Assets

In addition to a recapitalization, we believe that a divestiture of EnPro’s Engine Products and Services segment would further enhance stockholder value.  In addressing questions regarding this topic on February 6, 2008, management acknowledged that the segment does not fit with the rest of the business and should therefore be sold.  However, it does not appear that the Board has pursued such a divestiture with the required level of expediency.  If elected, the Nominees would seek to leverage the segment’s recent operating performance and accelerate the sale process so as to afford management the opportunity to focus on its core businesses.

Diligent Management of Asbestos Liabilities

According to disclosure in the Company’s latest Form 10-K filed with the SEC on February 26, 2008, EnPro has paid approximately $1.3 billion in settlements and judgments and over $400 million in fees and expenses since the first asbestos-related lawsuits were filed against the Garlock Sealing Technologies operation in 1975.  Further, EnPro estimates the remaining liabilities for the next ten years to be approximately $519 million (excluding significant fees and expenses) against approximately $382 million of solvent insurance and trust coverage that will be available to cover future asbestos claims and certain expense payments.  Given (i) EnPro’s significant historical payments, (ii) the magnitude of and the overhang related to the liability which we believe negatively impacts the Company’s valuation and access to the capital markets, (iii) the substantial estimate revisions over the last several years, and (iv) the Company’s historical shifts in strategy, we believe that a thorough analysis of the Company’s current strategy by a third party is critical.  If elected, the Nominees will engage third party experts to assess the Company’s estimates and strategy as well as potential solutions to minimize and contain the potential liability.

Potential Sale of the Company

            In conjunction with the aforementioned initiatives and subject to their fiduciary duties, the Nominees will use their best efforts to maximize stockholder value by pursuing a potential sale of EnPro.  The Nominees’ priority would be to negotiate and consummate a transaction or transactions on the most favorable terms available to the EnPro stockholders.  The Nominees would work to solicit bids from potential acquirors, including competitors of EnPro.  Steel Partners intends to participate in any sale process initiated by EnPro.  We note that in June 2007, Steel Partners privately expressed to EnPro its willingness to enter into negotiations to acquire the Company.  The offer was rebuffed by the Board.  In  accordance with  the Nominees’ fiduciary duties to enter into a sale transaction that would have the greatest benefit to EnPro stockholders, bids would be carefully evaluated based on, among other things, the value of the consideration offered, the ability of the bidder to finance the bid, the quality of any non-cash consideration offered (including the financial condition of any bidder offering non-cash consideration), and the timing and likelihood of consummation of the proposed transaction or transactions in light of any required financing or regulatory approvals.  If elected, the Nominees would recuse themselves from any vote taken by the Board on any proposal submitted by Steel Partners to acquire the Company.

            We wish to provide the stockholders, the true owners of EnPro, with the opportunity to elect directors that are unaffiliated with the existing Board.  If all are elected, the Nominees will constitute a majority of the current eight-member Board.  Your vote to elect the Nominees does not constitute a vote in favor of our value enhancing plans including pursuing a sale of EnPro.  Your vote to elect the Nominees will have the legal effect of replacing five incumbent directors with our Nominees.  If the Nominees are elected to the Board and a transaction involving the sale of EnPro is proposed by the Board, stockholders will have an opportunity to vote on such transaction to the extent required by law.

There can be no assurance that stockholder value will be maximized as a result of this solicitation or the election of the Nominees.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of eight directors whose terms expire at the Annual Meeting.  We expect that the Board will nominate these incumbent directors for re-election at the Annual Meeting. For the reasons stated above, we are seeking your support at the Annual Meeting to elect the Nominees in opposition to EnPro’s director nominees.

THE NOMINEES

We have nominated a slate of highly qualified nominees who we believe possess the expertise necessary to work to restore and enhance stockholder value.  The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees.  This information has been furnished to Steel Partners by the Nominees.  The Nominees are citizens of the United States of America.

James R. Henderson (age 50) is a Managing Director and operating partner of Partners LLC, a global investment management firm, which is the Investment Manager to Steel Partners.  He has been associated with Partners LLC and its affiliates since August 1999.  Mr. Henderson has been the Executive Vice President of SP Acquisition Holdings, Inc., a company formed for the purpose of acquiring one or more businesses or assets, since February 2007.  He has been a director and Chief Executive Officer of WebFinancial Corporation, which through its operating subsidiaries, operates niche banking markets, since June 2005, President and Chief Operating Officer of WebFinancial since November 2003, and was the Vice President of Operations from September 2000 through December 2003.  He was also the Chief Executive Officer of WebBank, a wholly-owned subsidiary of WebFinancial, from November 2004 to May 2005.  Mr. Henderson has been a director of Angelica Corporation, a provider of healthcare linen management services, since August 2006.  He has been a director of BNS Holding, Inc., a holding company that owns the majority of Collins Industries, Inc., a manufacturer of school buses, ambulances and terminal trucks, since June 2004.  He has been a director (currently Chairman of the Board) of Del Global Technologies Corp., a designer and manufacturer of medical imaging and diagnostic systems, since November 2003. Mr. Henderson has been a director of SL Industries, Inc., a designer and manufacturer of power electronics, power motion equipment, power protection equipment, and teleprotection and specialized communication equipment, since January 2002.  He was a director of ECC International Corp., a manufacturer and marketer of computer-controlled simulators for training personnel to perform maintenance and operator procedures on military weapons, from December 1999 to September 2003 and was acting Chief Executive Officer from July 2002 to March 2003.  Mr. Henderson has been the President of Gateway Industries, Inc., a provider of database development and web site design and development services, since December 2001.  From January 2001 to August 2001, he was President of MDM Technologies, Inc., a direct mail and marketing company.  The business address of Mr. Henderson is c/o Steel Partners II, L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022.  Mr. Henderson does not directly own, and has not purchased or sold during the past two years, any securities of EnPro.

John J. Quicke (age 58) is a Managing Director and operating partner of Partners LLC.  He has been associated with Partners LLC and its affiliates since September 2005.  Mr. Quicke served as Chairman of the Board of NOVT Corporation, a former developer of advanced medical treatments for coronary and vascular disease, from April 2006 to January 2008 and served as President and Chief Executive Officer of NOVT from April 2006 to November 2006.  He has served as a director of WHX Corporation, a holding company, since July 2005, as a Vice President since October 2005 and as President and Chief Executive Officer of its Bairnco Corporation subsidiary since April 2007.  Mr. Quicke currently serves as a director of Angelica Corporation, a leading provider of healthcare linen management services, and as a director of Adaptec, Inc., a storage solutions provider.  He served as a director, President and Chief Operating Officer of Sequa Corporation, a diversified industrial company, from 1993 to March 2004, and Vice Chairman and Executive Officer of Sequa from March 2004 to March 2005.  As Vice Chairman and Executive Officer of Sequa, Mr. Quicke was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company.  From October 2006 to June 2007, he also served as a director of Layne Christensen Company, a provider of products and services for the water, mineral, construction and energy markets.  From March 2005 to August 2005, Mr. Quicke occasionally served as a consultant to Steel Partners and explored other business opportunities.  The business address of Mr. Quicke is c/o Steel Partners II, L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022.  Mr. Quicke does not directly own, and has not purchased or sold during the past two years, any securities of EnPro.

Don DeFosset (Age 59) has been a director of Regions Financial Corporation, a full-service provider of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services, since November 2006 and of AmSouth Bancorporation, which merged with Regions, since 2005.  He is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with businesses in water infrastructure, flow control, water transmission products, metallurgical coal and natural gas, and homebuilding.  He served as Chairman of Walter Industries from March 2002 to September 2005, and as President and Chief Executive Officer from November 2000 to September 2005.  He is also a director of Terex Corporation, a diversified global manufacturer, and James Hardie Industries, N.V., a building materials manufacturer.  The business address of Mr. DeFosset is 3203 Bayshore Boulevard, #19P, Tampa, Florida 33629.  Mr. DeFosset does not directly own, and has not purchased or sold during the past two years, any securities of EnPro.

Kevin C. King (Age 51) is a Senior Partner of Capstone Funding, Ltd., a private investment company that he co-founded in 1990.  While at Capstone, Mr. King has led the acquisition and turnaround of various distressed or undervalued companies.  He served as President and Chief Executive Officer of Fox PDS, LLC, a manufacturer of corrugated products, from 2006 to 2007.  He served as President of EmergiLink, L.C., an entity formed to institute a consolidation program that resulted in the acquisition and sale of security alarm companies, from 1993 to 1996.  He served as Senior Vice President of The King Interests, a family-owned aviation services business, from 1983 to 1992.  Mr. King was an attorney with Fulbright & Jaworski from 1981 to 1983.  He is a member of the National Association of Corporate Directors.  The business address of Mr. King is P. O. Box 79099, Houston, Texas 77279-9099.  Mr. King does not directly own, and has not purchased or sold during the past two years, any securities of EnPro.

Delyle Bloomquist (Age 48) has served as a director, President and Chief Executive Officer of General Chemical Industrial Products, Inc. (“General Industrial”) (formerly General Chemical Corporation), a producer of soda ash, mica and attapulgite products, since April 2004.  He served as Vice President and Chief Operating Officer of General Chemical Group, Inc., a subsidiary of General Industrial, from April 1999 until March 2004. General Industrial filed a “pre-packaged” Chapter 11 bankruptcy plan in December 2003 and emerged from bankruptcy on March 30, 2004.  The business address of Mr. Bloomquist is 120 Eagle Rock Avenue, East Hanover, New Jersey 07936.  Mr. Bloomquist does not directly own, and has not purchased or sold during the past two years, any securities of EnPro.

Each of the Nominees, as members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the 2,433,838 Shares owned by Steel Partners.  Each of the Nominees disclaims beneficial ownership of such Shares.

The Nominees will not receive any compensation from Steel Partners for their services as directors of EnPro. Other than as stated herein, there are no arrangements or understandings between Steel Partners and any of the Nominees or any other person or persons pursuant to which the nomination described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of EnPro if elected as such at the Annual Meeting.  None of the Nominees is a party adverse to EnPro or any of its subsidiaries or has a material interest adverse to EnPro or any of its subsidiaries in any material pending legal proceedings.

Steel Partners does not expect that the Nominees will be unable to stand for election, but, in the event that such persons are unable to serve or for good cause will not serve, the Shares represented by the enclosed GOLD proxy card will be voted for substitute nominees.  In addition, Steel Partners reserves the right to nominate substitute persons if EnPro makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Nominees.  In any such case, Shares represented by the enclosed GOLD proxy card will be voted for such substitute nominees.  Steel Partners reserves the right to nominate additional persons.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

COMPANY PROPOSAL TO RATIFY SELECTION OF EXTERNAL AUDITORS

As discussed in further detail in EnPro’s proxy statement, the Company’s Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s external auditors for 2008. EnPro has submitted a proposal to ratify the selection of PricewaterhouseCoopers LLP to serve as the Company’s external auditors for 2008 for approval at the Annual Meeting.

WE DO NOT OBJECT TO THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS ENPRO’S EXTERNAL AUDITORS FOR 2008.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Each Share is entitled to one vote.  Stockholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date.  Based on publicly available information, we believe that the only outstanding classes of securities of EnPro entitled to vote at the Annual Meeting are the Shares.

Shares represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees to the Board, FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s external auditors for 2008 and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

According to EnPro’s proxy statement for the Annual Meeting, the Board intends to nominate eight candidates for election as directors at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect only our Nominees.  Accordingly, the enclosed GOLD proxy card may only be voted for our Nominees and does not confer voting power with respect to any of the Company’s director nominees.  Under applicable proxy rules, we are only permitted to solicit proxies for our Nominees.  Therefore, stockholders who return the GOLD proxy card will only be able to vote for our five Nominees and will not have the opportunity to vote for the three other seats up for election at the Annual Meeting.  You can only vote for EnPro’s director nominees by signing and returning a proxy card provided by the Company.  Stockholders should refer to EnPro’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees.  The participants in this solicitation intend to vote all of their Shares in favor of the Nominees and will not vote their Shares in favor of any of the Company’s nominees.

QUORUM

In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxies.  The presence in person or by proxy of the holders of a majority of the outstanding Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum.  Abstentions are counted as present for purposes of determining whether a quorum is present at the meeting.

VOTES REQUIRED FOR APPROVAL

Election of Directors.  Directors are elected by a plurality of the votes cast at the Annual Meeting.  The director nominees who receive the largest number of votes cast will be elected, up to the maximum number of directors to be elected at the Annual Meeting.  A vote to “withhold authority” for any director nominee will have no impact on the election of directors.

Ratification of Selection of PricewaterhouseCoopers LLP.  The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is necessary to approve the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s external auditors for 2008. Abstentions will have no effect on the outcome of the vote for the approval of the selection of PricewaterhouseCoopers LLP.

DISCRETIONARY VOTING

Shares held in “street name” and held of record by banks, brokers or nominees may not be voted by such banks, brokers or nominees unless the beneficial owners of such Shares provide them with instructions on how to vote.

REVOCATION OF PROXIES

Stockholders of EnPro may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to Steel Partners in care of Innisfree M&A Incorporated at the address set forth on the back cover of this Proxy Statement or to EnPro at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, or any other address provided by EnPro.  Although a revocation is effective if delivered to EnPro, Steel Partners requests that either the original or photostatic copies of all revocations be mailed to Steel Partners in care of Innisfree M&A Incorporated at the address set forth on the back cover of this Proxy Statement so that Steel Partners will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.  Additionally, Innisfree M&A Incorporated may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OR FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Steel Partners.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Steel Partners has entered into an agreement with Innisfree M&A Incorporated for solicitation and advisory services in connection with this solicitation, for which Innisfree M&A Incorporated will receive a fee not to exceed $[_____], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Innisfree M&A Incorporated will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Steel Partners has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record.  Steel Partners will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Innisfree M&A Incorporated will employ approximately [__] persons to solicit EnPro’s stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Steel Partners pursuant to the terms of the Joint Filing and Solicitation Agreement (as defined below).  Costs of this solicitation of proxies are currently estimated to be approximately $[________].  Steel Partners estimates that through the date hereof, its expenses in connection with this solicitation are approximately $[_________].  Steel Partners intends to seek reimbursement from EnPro of all expenses it incurs in connection with the Solicitation.  Steel Partners does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

OTHER PARTICIPANT INFORMATION

The participants in this solicitation are Steel Partners, a Delaware limited partnership, Steel Master, a Cayman Islands exempted limited partnership, Steel GP LLC, a Delaware limited liability company, Partners LLC, a Delaware limited liability company, Warren G. Lichtenstein and the Nominees.  Steel Master is the sole limited partner of Steel Partners.  Steel GP LLC is the general partner of Steel Partners and Steel Master.  Partners LLC is the investment manager of Steel Partners and Steel Master.  Mr. Lichtenstein is the managing member of Steel GP LLC and the manager of Partners LLC.  The principal business address of Steel Partners, Steel GP LLC, Partners LLC and Mr. Lichtenstein is 590 Madison Avenue, 32nd Floor, New York, New York 10022.  The principal business address of Steel Master is c/o Morgan Stanley Fund Services (Cayman) Ltd., Cricket Square, 2nd Floor, Boundary Hall, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.  As of the date hereof, Steel Partners owns 2,433,838 Shares.  By virtue of the relationships described above, each of Steel GP LLC, Steel Master, Partners LLC and Mr. Lichtenstein may be deemed to beneficially own the Shares owned by Steel Partners.

Currently, none of the Nominees directly owns any Shares.  As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Nominees is deemed to be a beneficial owner of all 2,433,838 Shares owned by Steel Partners. Each of the Nominees disclaims beneficial ownership of Shares that he does not directly own.  For information regarding purchases and sales of securities of EnPro during the past two years by Steel Partners, see Schedule I.

On January 30, 2008, the participants in this solicitation entered into a Joint Filing and Solicitation Agreement in which, among other things, (i) the parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of EnPro, (ii) the parties agreed to solicit proxies or written consents for the election of the Nominees, or any other person(s) nominated by Steel Partners, to the Board at the Annual Meeting (the “Solicitation”), and (iii) Steel Partners agreed to bear all expenses incurred in connection with the parties’ activities, including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.  Steel Partners has agreed to indemnify each of the Nominees against claims arising from the Solicitation.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of EnPro; (iii) no participant in this solicitation owns any securities of EnPro which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of EnPro during the past two years; (v) no part of the purchase price or market value of the securities of EnPro owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of EnPro, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of EnPro; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of EnPro; (ix) no participant in this solicitation or any of his/its associates was a party to any transaction, or series of similar transactions, since the beginning of EnPro’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which EnPro or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his/its associates has any arrangement or understanding with any person with respect to any future employment by EnPro or its affiliates, or with respect to any future transactions to which EnPro or any of its affiliates will or may be a party; and (xi) no person, including the participants in this solicitation, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on at the Annual Meeting.

OTHER MATTERS AND ADDITIONAL INFORMATION

Other Matters

Other than those discussed above, Steel Partners is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which Steel Partners is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

Stockholder Proposals

Under EnPro’s Bylaws, any stockholder entitled to vote at its annual stockholders’ meeting may nominate a person for election to the Board or bring other business before the meeting if the stockholder provides written notice to, and such notice is received by, the Company’s corporate Secretary generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.  If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

Any stockholder who intends to present a proposal for consideration at EnPro’s 2009 annual stockholders’ meeting must ensure that the Company’s Secretary receives the proposal between _____, 2009 and _____, 2009 (unless the Company moves the meeting up by more than 30 days or delays it by more than 60 days from _____, 2009).

In addition, EnPro must receive any stockholder proposal intended to be included in its proxy statement for the 2009 annual stockholders’ meeting at its offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before _______, 2008.  Applicable rules of the SEC govern the submission of stockholder proposals and EnPro’s consideration of them for inclusion in the proxy statement and form of proxy for the 2009 annual stockholders’ meeting.

The information set forth above regarding the procedures for submitting stockholder nominations and proposals for consideration at EnPro’s 2009 annual meeting of stockholders is based on information contained in the Company’s proxy statement.  The incorporation of this information in this Proxy Statement should not be construed as an admission by us that such procedures are legal, valid or binding.

Incorporation by Reference

Steel Partners has omitted from this Proxy Statement certain disclosure required by applicable law that is expected to be included in the Company’s proxy statement relating to the Annual Meeting.  This disclosure is expected to include, among other things, current biographical information on EnPro’s current directors, information concerning executive compensation, and other important information.  Although we do not have any knowledge indicating that any statement made by Steel Partners herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on our behalf, or for any failure by EnPro to disclose events that may affect the significance or accuracy of such information.  See Schedule II for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the directors and management of EnPro.

The information concerning EnPro contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

STEEL PARTNERS II, L.P.

_______, 2008

SCHEDULE I

TRANSACTIONS IN SECURITIES OF ENPRO
DURING THE PAST TWO YEARS

Class of Security	Quantity Purchased / (Sold)	Price Per Share ($)	Date of Purchase / Sale
Steel Partners II, L.P.
Common Stock	3,200	32.5706	03/28/06
Common Stock	38,175	34.5652	06/07/06
Common Stock	(28,200)	40.5307	02/20/07
Common Stock	(21,300)	40.5193	02/21/07
Common Stock	(15,800)	40.3654	02/22/07
Common Stock	(21,000)	40.3269	02/23/07
Common Stock	(1,400)	40.3000	02/26/07
Common Stock	(8,000)	37.7550	03/12/07
Common Stock	(5,300)	37.6000	03/13/07
Common Stock	(22,338)	36.7244	03/14/07
Common Stock	(59,712)	36.8404	03/15/07
Common Stock	(60,147)	36.7635	03/16/07
Common Stock	(132,200)	36.8392	03/19/07
Common Stock	(87,533)	36.8367	03/20/07
Common Stock	(35,465)	36.8787	03/21/07
Common Stock	(32,322)	36.8024	03/22/07
Common Stock	(8,683)	42.1599	08/21/07
Common Stock	(53,693)	42.0109	08/22/07
Common Stock	(9,000)	42.0000	08/23/07
Common Stock	(13,200)	42.1943	08/27/07
Common Stock	(1,300)	42.0000	08/29/07
Common Stock	(7,700)	42.0091	08/30/07
Common Stock	(39,021)	42.0442	08/31/07
Common Stock	(39,038)	42.0512	09/04/07
Common Stock	(1,900)	42.1974	09/04/07
Common Stock	(19,712)	42.1203	09/05/07
Common Stock	(123,876)	42.0035	09/06/07
Common Stock	(60,350)	42.1545	09/12/07
Common Stock	(3,500)	42.0663	09/13/07
Common Stock	(25,400)	42.0396	09/13/07
Common Stock	(3,600)	42.0000	09/14/07
Common Stock	(76,800)	42.0049	09/18/07
Common Stock	(11,800)	43.2834	09/19/07
Common Stock	(7,900)	43.1184	09/19/07
Common Stock	(7,900)	42.0584	09/20/07
Common Stock	(25,000)	42.2030	09/20/07

I-1

Common Stock	(27,436)	42.0771	09/21/07
Common Stock	(2,000)	42.0000	09/21/07
Common Stock	(94,900)	42.0000	09/24/07
Common Stock	(45,766)	42.0701	09/24/07
Common Stock	(3,500)	42.0000	09/25/07
Common Stock	(32,012)	42.0072	09/26/07
Common Stock	(6,400)	42.0162	09/26/07
Common Stock	(61,240)	42.0040	09/27/07
Common Stock	(3,564)	42.2386	09/28/07
Common Stock	(1,000)	42.0065	10/01/07
Common Stock	(8,100)	42.0101	10/09/07
Common Stock	(14,418)	42.0065	10/09/07
Common Stock	(25,200)	42.0143	10/10/07
Common Stock	(3,200)	42.7184	10/16/07
Common Stock	(100)	43.3000	10/17/07
Common Stock	(100)	43.0000	10/18/07
Common Stock	(4,120)	43.0051	10/18/07
Common Stock	140,100	34.1316	11/08/07
Common Stock	25,000	34.1594	11/08/07
Common Stock	48,600	33.6892	11/09/07
Common Stock	100,000	33.7112	11/12/07
Common Stock	21,300	33.4500	11/13/07
Common Stock	30,509	33.2807	11/14/07
Common Stock	24,491	33.2607	11/15/07
Common Stock	293,581	26.5000	01/25/08

I-2

SCHEDULE II

The following table is reprinted from the Company’s Proxy Statement filed with the Securities and Exchange Commission on [________]

II-1

IMPORTANT

Tell your Board what you think!  Your vote is important.  No matter how many Shares you own, please give Steel Partners your proxy FOR the election of Steel Partners’ Nominees by taking three steps:

●	SIGNING the enclosed GOLD proxy card,

●	DATING the enclosed GOLD proxy card, and

●	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Innisfree M&A Incorporated at the address set forth below.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Steel Partners’ Proxy Statement, please call
Innisfree M&A Incorporated at the phone numbers listed below.

501 Madison Avenue, 20th Floor
New York, New York 10022

CALL TOLL FREE: (888) 750-5834
BANKS AND BROKERS CALL COLLECT: (212) 750-5833

PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED MARCH 4, 2008

GOLD PROXY CARD

ENPRO INDUSTRIES, INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF STEEL PARTNERS II, L.P.

THE BOARD OF DIRECTORS OF ENPRO INDUSTRIES, INC.
IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints _________ and _________, and each of them, attorneys and agents with full power of substitution to vote all shares of Common Stock of EnPro Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2008 Annual Meeting of Stockholders of the Company scheduled to be held at ______________ located at ___ ________, ________, _________ _______ on _______, ________ __, 2008 at __:__ _.m., local time, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Steel Partners II, L.P. (“Steel”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSALS.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

STEEL RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW IN PROPOSAL NO. 1

[X] Please mark vote as in this example

1.  APPROVAL OF STEEL’S PROPOSAL TO ELECT DIRECTORS:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:	James R. Henderson John J. Quicke Don DeFosset Kevin C. King Delyle Bloomquist	[ ]	[ ]	[ ] ________________ ________________ ________________

2.  APPROVAL OF THE COMPANY’S PROPOSAL TO RATIFY SELECTION OF PRICEWATERHOUSECOOPERS LLP AS EXTERNAL AUDITORS FOR 2008.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

DATED:  ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN  SHARES ARE HELD  JOINTLY,  JOINT  OWNERS  SHOULD  EACH SIGN.  EXECUTORS,  ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.